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                                                                    EXHIBIT (13)


                  UBS PAINEWEBBER MUNICIPAL MONEY MARKET SERIES

                            SHAREHOLDER SERVICES PLAN

         WHEREAS, UBS PaineWebber Municipal Money Market Series ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and currently offers for public sale one distinct series of shares of beneficial interest ("Series"), which corresponds to a distinct portfolio and has been designated as UBS PaineWebber RMA New Jersey Municipal Money Fund; and

         WHEREAS, the Fund has adopted a Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the above-referenced Series and desires to replace it with this amended Shareholder Services Plan ("Plan") with respect to that Series; and

         WHEREAS, UBS Global Asset Management (US) Inc. ("UBS Global AM") serves as Principal Underwriter of the Series and performs or contracts with other intermediaries to perform certain services for existing shareholders of such Series;

         NOW, THEREFORE, the Fund hereby adopts this Plan with respect to such Series in accordance with Rule 12b-1 under the 1940 Act.

         1. A. The Series is authorized to pay to UBS Global AM, as compensation for the provision of services to shareholders of the Series, a service fee at the rate of 0.12% on an annualized basis of the Series' average daily net assets. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund's Board of Trustees ("Board") shall determine.

            B. The Series may pay a service fee to UBS Global AM at a lesser rate than the fee specified in Paragraph 1A of this Plan, as agreed upon by the Board and UBS Global AM and as approved in the manner specified in Paragraph 3 of this Plan.

         2. The service fee received by UBS Global AM is for providing "personal service and/or the maintenance of shareholder accounts" as provided for in
Section 2830(b)(9) of the NASD Conduct Rules, including expenditures for overhead and other expenses of UBS Global AM or a dealer, and telephone and other communications expenses relating to the provision of shareholder services. If the NASD amends the definition of "service fee" or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

         3. This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the





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Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

         4. This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

         5. UBS Global AM shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to servicing the Series and the purposes for which such expenditures were made. UBS Global AM shall submit only information regarding amounts expended for servicing shareholder accounts to the Board in support of the service fee payable hereunder.

         6. This Plan may be terminated with respect to the Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Series.

         7. This Plan may not be amended to increase materially the amount of service fees provided for in Paragraph 1A hereof unless such amendment is approved by a majority of the outstanding voting securities of the affected Series. No material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 3 hereof.

         8. The amount of the service fees payable to UBS Global AM is not related directly to expenses incurred by UBS Global AM on behalf of the Series in providing services to shareholders. The Series is not obligated to reimburse UBS Global AM for such expenses. The service fees set forth in Paragraph 1A hereof will be paid to UBS Global AM until the Plan is terminated or not renewed. If the Plan is terminated or not renewed, any service-related expenses incurred by UBS Global AM in excess of payments of the service fee specified in Paragraph 1A hereof that UBS Global AM has received or accrued through the termination date are the sole responsibility and liability of UBS Global AM, and are not obligations of the Series.

         9. While this Plan is in effect, the selection and nomination of the Board members who are Independent Board Members of the Fund shall be committed to the discretion of the Independent Board Members.

         10. As used in this Plan, the term "majority of the outstanding voting securities" shall have the same meaning as such term has in the 1940 Act.

         11. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant


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to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         12. The Board members of the Fund and the shareholders of the Series shall not be liable for any obligations of the Fund or the Series under this Plan, and UBS Global AM or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim and not to such Board members or shareholders.

         IN WITNESS WHEREOF, the Fund has executed this Shareholder Services Plan as of the day and year set forth below in New York, New York.

         Date:  July 24, 2002

ATTEST:                            UBS PAINEWEBBER MUNICIPAL MONEY MARKET SERIES


By:  /s/ Cristina Paradiso         By:  /s/ David M. Goldenberg
     ---------------------              -----------------------
Name:  Cristina Paradiso           Name: David M. Goldenberg
Title: Assistant Secretary         Title: Vice President and Assistant Secretary




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